                                              newsrelease
CTS CORPORATION  Elkhart, Indiana 46514h(574) 523-3800

July 29, 2008

FOR RELEASE:  Immediately

CTS ANNOUNCES STRONG SECOND QUARTER 2008 RESULTS
Earnings Up 69% on Revenue Increase of 10% Year-Over-Year
Increases EPS Guidance for 2008

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced second quarter 2008 revenues of $186.1 million and net earnings of $10.0 million, or $0.27 per diluted share, compared to revenues of $169.6 million and net earnings of $5.9 million, or $0.15 per diluted share in the second quarter 2007.

The 80% increase in diluted earnings per share in second quarter 2008 was driven by higher sales, improved margins, a segment mix shift to higher Components and Sensors sales and  continued expense control.  The second quarter of 2007 included a $0.03 per diluted share charge for unusual audit and professional fees.  Second quarter 2008 earnings per diluted share exceeded analyst consensus of $0.20 by $0.07 per share and benefited from some pull up of revenues and production from third quarter 2008 due to Olympics related restrictions in China.

Second quarter 2008 revenue increased 10% over the second quarter of 2007 as Components and Sensors segment sales increased 19%.  Within this segment, sales of automotive sensor and actuator products increased 15% and sales of electronic components increased 9%, complemented by the positive impact of a recent acquisition. EMS segment sales in the second quarter of 2008 improved 3% over the second quarter of 2007 from higher sales into defense and aerospace markets driven by a recent acquisition.

“We were pleased to report a strong quarter, driven by improved financial results across both segments and reflecting success of our diversification strategies.  New global customers, many in Asia, new technologies and successful penetration of targeted markets such as defense and aerospace, industrial and medical are allowing CTS to better perform in an uncertain economic environment.  We continue to capture design wins at a robust pace in the wireless infrastructure space and remain committed to aggressively invest in research and development activities to rapidly expand our Components and Sensors business,” stated Vinod M. Khilnani, CTS President and Chief Executive Officer.

“Our recent bolt-on acquisitions are being successfully integrated and are growing faster than our expectations.  Our organic and acquisition growth initiatives are providing further strategic diversification of products, technologies and customers,” commented Mr. Khilnani.

Based on the favorable first half results and recognizing the challenging economic conditions that will particularly be felt in third quarter with extended shutdowns of several key customers and some program push outs, the Company is reiterating its full-year 2008 guidance of 5% - 8% sales growth over 2007 and modestly raising its 2008 earnings per share guidance to $0.79 to $0.84 per diluted share, compared to previous earnings per share guidance of $0.78 to $0.83.

SEGMENT INFORMATION

(Dollars in millions)

	Second Quarter		Second Quarter		First Quarter
	2008		2007		2008
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$84.1	$10.2	$70.8	$5.5	$77.8	$6.8
Electronics Manufacturing Services (EMS)	102.0	3.7	98.8	2.4	95.0	2.0
Segment Operating Earnings		13.9		7.9		8.8
Expenses not allocated to business segments:
- Restructuring and related charges		(0.1)				(0.4)
Total	$186.1	$13.8	$169.6	$7.9	$172.8	$8.4

Components & Sensors: Components and Sensors second quarter 2008 sales increased by $13.3 million, or 19%, from the second quarter of 2007. The improvement results from increased sales of automotive sensor and actuator products and increased electronic component sales into infrastructure applications, combined with incremental sales from a recent acquisition.  Segment operating earnings of $10.2 million improved $4.7 million over the second quarter of 2007 primarily from higher volume, improved product mix and pricing. Operating earnings, as a percent of sales, improved to 12% from 8% in the same period last year.

Segment sales increased by $6.3 million, or 8%, over the first quarter of 2008, primarily from increased sales of automotive sensor and actuator products and the positive impact of a recent acquisition. Segment operating earnings of $10.2 million increased $3.4 million from the first quarter of 2008 primarily from the impact of higher volume and improved product mix, partially offset by a planned increased investment in research and development activities and lower royalty income.

EMS: EMS second quarter 2008 sales increased by $3.2 million, or 3%, from the second quarter of 2007, reflecting higher sales into defense and aerospace markets, primarily acquisition related, and higher sales into the communication market, partially offset by expected declines in sales into the computer market.

Segment operating earnings of $3.7 million were $1.3 million higher than the second quarter of 2007 primarily from increased volume, improved product mix and operating efficiencies. Operating earnings, as a percent of sales, increased 50% to 3.6% in the second quarter of 2008 from 2.4% in the same period last year.

Second quarter 2008 EMS sales were $7.0 million higher than first quarter 2008, in communication, industrial and defense and aerospace markets, primarily due to incremental sales from a recent acquisition, partially offset by expected declines in sales into the computer market.  Segment operating earnings of $3.7 million increased $1.7 million on higher volume, improved product mix and operating efficiencies.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, July 30, 2008 at 11:00 a.m. EDT. Those interested in participating may dial 800-288-8976 (612-332-0932, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, July 30, 2008, through 11:59 p.m. EDT on Wednesday, August 6, 2008. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 952939. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, potential changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Net sales	$186,091	$169,624	$358,846	$332,882

Costs and expenses:
Cost of goods sold	145,938	136,680	284,869	269,600
Selling, general and administrative expenses	21,506	20,940	42,482	42,210
Research and development expenses	4,750	4,102	9,067	8,222
Restructuring charge	113	-	263	-

Operating earnings	13,784	7,902	22,165	12,850

Other (expenses) income:
Interest expense	(1,058)	(681)	(2,117)	(1,372)
Other	38	254	1,263	1,119
Total other expenses	(1,020)	(427)	(854)	(253)

Earnings before income taxes	12,764	7,475	21,311	12,597

Income tax expense	2,807	1,570	4,688	2,646

Net earnings	$9,957	$5,905	$16,623	$9,951

Net earnings per share:
Basic	$0.30	$0.16	$0.49	$0.28

Diluted	$0.27	$0.15	$0.45	$0.26

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

Average common shares outstanding:
Basic	33,652	35,824	33,748	35,824

Diluted	38,090	40,302	38,209	40,355

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	June 29,	December 31,
	2008	2007*

Cash and cash equivalents	$45,370	$52,868
Accounts receivable, net	110,521	100,655
Inventories, net	86,559	73,778
Other current assets	24,226	23,539
Total current assets	266,676	250,840

Property, plant & equipment, net	96,285	92,825
Other assets	212,768	200,027

Total Assets	$575,729	$543,692

Notes payable and current portion
of long-term debt	$-	$1,000
Accounts payable	85,658	84,217
Other accrued liabilities	46,599	43,702
Total current liabilities	132,257	128,919

Long-term debt	92,300	72,000
Other obligations	17,314	18,526
Shareholders' equity	333,858	324,247

Total Liabilities and
Shareholders' Equity	$575,729	$543,692

* The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.